Exhibit 10.1

AMENDMENT TO THE

PENN SECURITY BANK AND TRUST COMPANY

SuPPlemental Executive Retirement Plan AGREEMENT

FOR THE BENEFIT OF

Thomas P. Tulaney

WHEREAS, Penn Security Bank and Trust Company (n/k/a Peoples Security Bank and Trust Company) (the “Bank”), Penseco Financial Services Corporation (n/k/a Peoples Financial Services Corp.) (“Parent”) and Thomas P. Tulaney (the “Executive”) previously entered into the Supplemental Executive Retirement Plan Agreement (the “Agreement”), originally effective as of May 31, 2012; and

WHEREAS, the Agreement provides for retirement benefits to be paid to the Executive upon certain enumerated events, payable out of the Bank’s general assets; and

WHEREAS, the Bank, Parent and the Executive have agreed to amend the Agreement to provide additional benefits per this Amendment.

NOW, THEREFORE, effective August 28, 2026 (the “Effective Date”), the Bank, Parent and the Executive hereby amend the Agreement as follows:

The following is hereby added to Article I, Definitions of the Agreement:

1.	“Annuity Contract” means the Flexible Premium Indexed Deferred Annuity Contract issued by Nationwide Life and Annuity Insurance Company, contract #073044905, issued for purposes of satisfying the Bank’s obligations to provide benefits under the Agreement, which includes a product feature or endorsement for an income rider, with such feature providing for a withdrawal or payment feature for the life of the annuitant. The Bank may invest in such other annuity contracts as (a) the Bank may purchase from time to time in accordance with the Agreement and (b) are identified by Policy number in writing by the Bank as an “Annuity Contract” under the Agreement. The Bank is the sole owner of the Annuity Contract, or such other investments, and shall have the right to exercise all incidents of ownership, shall be the beneficiary of any death proceeds and shall at all times be entitled to the Annuity Contract’s cash surrender value. Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender any Annuity Contract without terminating the Agreement provided the Bank replaces the Annuity Contract with a comparable annuity policy or asset of comparable value with a comparable lifetime withdrawal feature and comparable benefit value. Without limitation, the Annuity Contract at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors.

Paragraph 2.1.2 is deleted and replaced with the following:

2.1.2        Distribution of Benefit.

(A) Part A: The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Date. The annual benefit shall be distributed to the Executive for twenty (20) years.

(B) Part B: In the event that benefits become payable under paragraph 2.1 of the Agreement and monthly installments have been made for a period of twenty (20) years, the Bank shall provide an additional benefit to the Executive by making monthly installments in an amount equal to that which is payable from the Annuity Contract. Such payments shall commence the first day of the month following the final payment of Part A above and continue for the life of the Executive.

Paragraph 3.2 is deleted and replaced with the following:

3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions prescribed under Section 2.1.2(A), the Bank shall distribute the remaining benefits to the Beneficiary at the same time and in the same amounts they would have paid pursuant to Section 2.1.2(A) to the Executive had the Executive survived, and no further amounts shall be paid pursuant to the Annuity Contract after all such distribution have been made. The Beneficiary shall be required to provide to the Bank the Executive’s death certificate.

IN WITNESS WHEREOF, each of the parties hereto acknowledges that he or it has carefully read and considered this Amendment and consents to the changes contained herein. Each of the parties has caused this Amendment to be executed this 31st day of August, 2026.

EXECUTIVE	Peoples SECURITY BANK AND TRUST COMPANY

/s/ Thomas P. Tulaney	By:	/s/ Gerard A. Champi
Thomas P. Tulaney		Gerard A. Champi
	Title:	President and CEO

Peoples financial services corp.

	By:	/s/ Gerard A. Champi
Gerard A. Champi
	Title:	President and CEO

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